Exhibit 10.1

AUFHEBUNGSVEREINBARUNG	TERMINATION AGREEMENT

zwischen	between
SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning
- “Gesellschaft” / “Company” -

und	and
Herrn / Mr.
Stephan Rohaly
Heidelberger Landstraße 2
64297 Darmstadt
- “Geschäftsführer” / “Managing Director”-

PRÄAMBEL	PREAMBLE

Herr Rohaly ist Geschäftsführer der Gesellschaft. Grundlage seiner Tätigkeit ist sein Anstellungsvertrag vom 14. März 2006 in der Fassung etwaiger Zusatzvereinbarungen.	Mr. Rohaly has served as Managing Director of the Company based on his March 14, 2006 Employment Contract as amended from time to time.

Die Parteien wollen das zwischen ihnen bestehende Anstellungsverhältnis einvernehmlich beenden.	The parties wish to terminate the employment relationship existing between them by mutual agreement.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:	Having said this, the parties agree as follows:

§ 1 BEENDIGUNG	§ 1 TERMINATION

(1) Die Parteien sind sich einig, dass das Anstellungsverhältnis zwischen dem Geschäftsführer und der Gesellschaft sowie jedwedes etwaige sonstige Anstellungs- oder Dienstverhältnis, insbesondere ein etwaiges Arbeitsverhältnis, zwischen dem Geschäftsführer und der Gesellschaft oder einem mit der Gesellschaft im Sinne des § 15 AktG verbundenen Unternehmen (“Verbundene Unternehmen”) zum 31. März 2010 (“Beendigungstermin”) enden wird.
(1) The parties agree that the employment relationship between the Managing Director and the Company as well as any other employment or service relationship, in particular any dependant employment, between the Managing Director and the Company or any affiliate of the Company within the meaning of sec. 15 German Stock Companies Act [Aktiengesetz — AktG] (“Affiliates”) will be terminated with effect as of March 31, 2010 (“Termination Date”).

(2) Die Parteien sind sich einig, dass die “Zusatzvereinbarung zum Anstellungsvertrag” vom 17. Juli 2008 und die “Zusatzvereinbarung zum Anstellungsvertrag” vom 12. Dezember 2006 keine Anwendung finden.
(2) The Parties agree that the “Supplemental Agreement to the Employment Agreement” dated July 17, 2008 and the “Supplemental Agreement to the Employment Agreement” dated December 12, 2006 do not apply.

§ 2 VERGÜTUNG / ABWICKLUNG	§ 2 COMPENSATION / UNWINDING

(1) Mit Unterzeichnung dieser Vereinbarung hat der Geschäftsführer nur noch Vergütungsansprüche nach Maßgabe dieses § 2 sowie Anspruch auf die Abfindung gemäß § 3.	(1) Upon execution of this Agreement the Managing Director’s only compensation claims shall be as set forth in this § 2 and the severance payment as set forth in § 3 below.

(2) Der Geschäftsführer erhält bis zum Beendigungstermin weiterhin sein monatliches Grundgehalt in Höhe von €20.000,— (zwanzigtausend Euro) brutto. Die sich hieraus ergebenden Nettobeträge werden nach Abzug von Lohnsteuer und Sozialversicherungsbeiträgen jeweils zum Ende eines Kalendermonats fällig.
(2) Until the Termination Date, the Managing Director shall continue to receive his monthly base salary in the amount of €20,000.00 (Twenty Thousand Euro). The resulting net amounts after deduction of income tax and social security contributions shall be due at the end of each calendar month.

(3) Des weiteren erhält der Geschäftsführer ggfs. den vertraglich vereinbarten Bonus für das dritte Quartal 2009. Die Parteien sind sich einig, dass alle Bonusansprüche für die Zeit bis einschließlich das zweite Quartal 2009 erfüllt sind und dass darüber hinaus keine Bonuszahlung geschuldet ist, insbesondere nicht für das vierte Quartal 2009 und für das erste Quartal 2010.
(3) In addition, the Managing Director shall receive the agreed bonus for Q3/2009, if any. The Parties agree that all bonus entitlement has been duly paid for the time until Q2/2009 inclusive and that no additional bonus payments shall be due, in particular not for Q4/2009 and Q1/2010.

(4) Mit diesen Zahlungen sind alle Vergütungsansprüche für die Vergangenheit und die Zukunft bis zum Beendigungstermin abgegolten. Sonstige Vergütungsansprüche, insbesondere etwaige Boni -außer dem in (3) genannten Bonus-, Provisionen, Gratifikationen, Jahressonderzahlungen, Überstundenvergütungen und Zuschläge sind dem Geschäftsführer weder für die Vergangenheit noch für die Zukunft geschuldet.
(4) These payments settle all claims for remuneration for the past and the future until the Termination Date. Other remuneration, including but not limited to bonuses -other than the bonus specified in (3)-, commissions, gratuities, yearly special payments, payments for overtime and premiums, if any, are not owed to the Managing Director, neither for the past, nor for the future.

(5) Reisekosten werden bis	(5) Travel expenses will be duly ac-

spätestens zum Beendigungstermin nach der SCM Travel Policy abgerechnet und erstattet.	counted for and reimbursed in accordance with the SCM Travel Policy on or before the Termination Date.

§ 3 ABFINDUNG	§ 3 SEVERANCE PAYMENT

Als Entschädigung für den Verlust seiner Anstellung und für die Einhaltung des nachvertraglichen Wettbewerbsverbots gemäß § 7 erhält der Geschäftsführer eine einmalige Abfindung in Höhe von €360.000,— (dreihundertundsechzigtausend Euro) brutto. Die Abfindung ist fällig zum Beendigungstermin. Sämtliche Steuer auf die Abfindung trägt der Geschäftsführer.
As compensation for the loss of his employment and his compliance with the post-contractual obligation not to compete in accordance with § 7, the Managing Director shall receive a one-time lump sum severance payment in the amount of €360,000.00 (Three Hundred and Sixty Thousand Euro) gross. The severance payment is due on the Termination Date. All tax on the severance payment is borne by the Managing Director.

§ 4 FREISTELLUNG / URLAUB	§ 4 RELEASE / VACATION

(1) Ab 1. November 2009 wird der Geschäftsführer grundsätzlich von seinen Aufgaben freigestellt (“Freistellungsbeginn”); er wird der Gesellschaft jedoch auf Anfrage bis zum Beendigungstermin zur Beantwortung von Fragen telefonisch und in Ausnahmefällen persönlich zur Verfügung stehen. Während einer Freistellung ist die Vergütung gemäß obigem § 2 (2) geschuldet. Die Freistellung erfolgt unter vorrangiger Gewährung des gesamten Urlaubs für 2009 einschließlich eventuellen Resturlaubs aus Vorjahren. Ein etwaiger (anteiliger) Urlaub für das Kalenderjahr 2010 wird dem Geschäftsführer zu Beginn des Kalenderjahres 2010 zusammenhängend gewährt. Daran schließt sich die restliche Freistellungsperiode an.
(1) The Managing Director shall in principle be released from his duties as of November 1, 2009 (“Start of Release”); he shall, however, on requests make himself available until the Termination Date to answer questions by phone or in exceptional cases personally. The release shall be on continued pay in accordance with § 2 (2) above and under prior granting of all vacation 2009 and remaining vacation from previous years, if any. At the beginning of the calendar year 2010 the Managing Director will be granted the (pro-rated) vacation for the calendar year 2010, if any. Subsequently, the remaining release period will follow.

(2) Die Parteien sind sich einig, dass sämtlicher Urlaub für 2009 sowie etwaiger Resturlaub aus den Vorjahren bis zum Beendigungstermin gewährt und genommen sein wird.	(2) The parties agree that all vacation for 2009 as well as all vacation from previous years, if any, will have been granted and taken before the Termination Date.

§ 5 NIEDERLEGUNG / ENTLASTUNG	§ 5 RESIGNATION / APPROVAL OF ACTIONS

(1) Die Parteien sind sich einig, dass	(1) The parties agree that by signature

der Geschäftsführer mit Unterzeichnung dieser Vereinbarung unwiderruflich zum 30. September 2009 von sämtlichen Ämtern und sonstigen Stellungen, die er in der Gesellschaft und Verbundenen Unternehmen tatsächlich innehat, zurücktritt, insbesondere sein Amt als Geschäftsführer der Gesellschaft niederlegt und als Chief Financial Officer (CFO) der SCM Microsystems, Inc. zurücktritt. Das Recht, den Geschäftsführers vor oder zu diesem Zeitpunkt von seinen Ämtern abzuberufen, bleibt vorbehalten.
under this Agreement, the Managing Director irrevocably resigns from all positions that he holds in the Company or in Affiliates, in particular from his position as Managing Director of the Company and as Chief Financial Officer (CFO) of SCM Microsystems, Inc. effective as of September 30, 2009. The right to remove the Managing Director from his positions before or effective as of such point in time is reserved.

(2) Der Geschäftsführer verpflichtet sich ausdrücklich, ab dem Zeitpunkt der Niederlegung/Abberufung nicht mehr als Geschäftsführer der Gesellschaft und/oder als CFO der SCM Microsystems, Inc. aufzutreten und keinerlei Handlungen für oder im Namen der Gesellschaft oder der SCM Microsystems, Inc. vorzunehmen, insbesondere bis zur Löschung seiner Bestellung als Geschäftsführer im Handelsregister.
(2) The Managing Director hereby expressly agrees neither to act as Managing Director of the Company and/or as CFO of SCM Microsystems, Inc. nor to execute any transactions in the name or on behalf of the Company and/or of SCM Microsystems, Inc. as of the date of his resignation/removal and in particular until the deregistration of his appointment as Managing Director in the commercial registry.

(3) Die Gesellschafterin der Gesellschaft wird im normalen Geschäftsgang über die Entlastung des Geschäftsführers nach § 46 Nr. 5 GmbHG beschließen. Desgleichen wird über die Entlastung des Geschäftsführers als CFO beschlossen. Derzeit ist der Gesellschafterin nichts bekannt, was zu Ansprüchen gegen den Geschäftsführer und zu einer Versagung der Entlastungen führen könnte.
(3) The shareholder of the Company shall resolve on the discharge of the Managing Director in accordance with sec. 46 no. 5 German Act on Companies with Limited Liability [GmbHG] in the normal course of business. Likewise a decision regarding the discharge of the Managing Director as CFO will be resolved. At present, the shareholder of the Company is not aware of anything that could result in either discharge being rejected.

§ 6 STOCK OPTIONS	§ 6 STOCK OPTIONS

Die Rechte und Pflichten des Geschäftsführers im Hinblick auf Stock Options richten sich nach dem Plan, nach dem die Optionen ausgeben und gewährt wurden.	The rights and duties of the Managing Director concerning stock options are subject to the Plan, under which the options were issued and granted.

§ 7 WETTBEWERBSVERBOT	§ 7 NON-COMPETITION

(1) Bis zum Beendigungstermin, insbesondere auch während der Freistellung, gilt weiterhin ein Verbot	(1) Until the Termination Date, in particular also during the period of release from his duties, a non-compete obligation continues

jedweder direkter oder indirekter, entgeltlicher oder unentgeltlicher, abhängiger oder selbständiger Wettbewerbstätigkeit.	to apply with regard to any and all competitive activities, be it direct or indirect, with or without remuneration, employed or self-employed.

(2) Nach dem Beendigungstermin unterliegt der Geschäftsführer bis zum 31. Oktober 2010 einem nachwirkenden Wettbewerbsverbot nach Maßgabe der folgenden Bestimmungen.	(2) After the Termination Date, the Managing Director will until October 31, 2010 be subject to a continued non-compete obligation in accordance with the following terms and conditions.

(3) Während der Dauer des nachvertraglichen Wettbewerbverbotes wird der Geschäftsführer weder unmittelbar noch mittelbar, weder als Angestellter noch als Berater noch in einer ähnlichen Funktion, weder entgeltlich noch unentgeltlich, für ein Konkurrenzunternehmen der Gesellschaft tätig sein oder sich an einem solchen Konkurrenzunternehmen beteiligen, und wird auch weder sonst in selbstständiger oder unternehmerischer Funktion oder sonst wie eine Konkurrenztätigkeit ausüben.
(3) For the duration of the post-contractual non-compete obligation, the Managing Director will not directly or indirectly, as an Managing Director or consultant or in a similar capacity, with or without remuneration work for or invest in a competitor of the Company nor otherwise compete with the Company in a self-employed or entrepreneurial function.

(4) Als Konkurrenzunternehmen verstehen die Parteien Unternehmen, die in den Bereichen IT und ID Security Technology tätig sind, insbesondere	(4) Competitors of the Company are companies, which are active in the areas of IT and ID Security Technologoy, in particular:
• Assa Abloy Group • Xiring • Reiner SCT • Kobil • Giesecke & Devrient und mit diesen verbundene Unternehmen.	• Assa Abloy Group • Xiring • Reiner SCT • Kobil • Giesecke & Devrient and their affiliated companies.

(5) Das nachvertragliche Wettbewerbsverbot erstreckt sich räumlich auf Deutschland, Österreich, Schweiz, Italien, Frankreich, Spanien, Großbritannien und die USA.	(5) The geographic scope of the post-contractual non-compete obligation is Germany, Austria, Switzerland, Italy, France, Spain, the UK and USA.

(6) Die Parteien haben sich darauf geeinigt, dass dem Geschäftsführer für die Dauer des nachvertraglichen Wettbewerbsverbots eine Entschädigung in Höhe von €10.000,— (zehntausend Euro) pro Monat, insgesamt €60.000,— (sechzigtausend Euro) zusteht, die in voller Höhe in der Abfindung gemäß § 3 enthalten ist.
(6) The Parties agree that for the duration of the post-contractual non-compete obligation the Managing Director shall be entitled to a compensation of €10,000.00 (Ten Thousand Euro) per month, in total €60,000.00 (Sixty Thousand Euro), which is included in the severance payment in accordance with § 3.

(7) Sofern der Geschäftsführer gegen das Wettbewerbsverbot verstößt, kann die Gesellschaft von ihm für jeden angefangenen Monat eines Verstoßes eine Vertragsstrafe in Höhe von €20.000,— (zwanzigtausend Euro) verlangen. Die Geltendmachung sonstiger Rechte durch die Gesellschaft, insbesondere Unterlassungsansprüche und Ansprüche auf Ersatz eines weitergehenden Schadens, bleibt hiervon unberührt.
(7) Should the Managing Director violate the non-compete obligations, the Company can claim a contractual penalty in the amount of €20,000.00 (Twenty Thousand Euro) for every month or part of a month, during which the violation occurs. The Company’s right to assert other claims, in particular to cease and desist and for damages, remains unaffected hereby.

(8) §§ 74 ff HGB gelten ergänzend.	(8) In addition, sec. 74 HGB et seq. apply.

§ 8 VERSCHWIEGENHEIT	§ 8 CONFIDENTIALITY

(1) Der Geschäftsführer ist verpflichtet bis zum Beendigungstermin alle ihm während seiner Tätigkeit für die Gesellschaft bekannt gewordenen internen Angelegenheiten der Gesellschaft und von Verbundenen Unternehmen, vor allem Geschäfts- und Betriebsgeheimnisse, streng geheim zu halten.
(1) Until the Termination Date, the Managing Director is obliged to keep strictly secret all internal business affairs, including but not limited to business secrets, of the Company and Affiliates that have come to his knowledge during his tenure with the Company.

(2) Die Verschwiegenheitsverpflichtung gilt auch nach dem Beendigungstermin fort, wobei der Geschäftsführer nach dem Beendigungstermin im Rahmen einer von ihm nach dem Beendigungstermin ausgeübten beruflichen oder unternehmerischen Tätigkeit sein während der Dauer der Anstellung bei der Gesellschaft erworbenes berufliches Erfahrungswissen einsetzen kann, sofern dabei die gesetzlichen Beschränkungen — insbesondere §§ 3, 17 UWG, §§ 823, 826 BGB sowie das Bundesdatenschutzgesetz und das nachvertragliche Wettbewerbsverbot gemäß § 7 — beachtet werden.
(2) The confidentiality obligation continues after the Termination Date with the Managing Director then being permitted to make use of the professional experience acquired during the term of his employment with the Company when exercising a professional or entrepreneurial activity after the Termination Date, provided the statutory limitations— including but not limited to those set forth in sec. 3, 17 German Act Against Unfair Competition (UWG), sec. 823, 826 BGB as well as the Federal Data Protection Act and the post-contractual non-compete obligation according to § 7 — are observed.

§ 9 RÜCKGABE VON FIRMENEIGENTUM	§ 9 RETURN OF COMPANY PROPERTY

(1) Der Geschäftsführer wird den in seinem Besitz befindlichen Firmenwagen mit dem amtlichen Kennzeichen M — V 3879 gemäß den Bestimmungen der SCM	(1) On December 31, 2009 the Managing Director will return his company car, license plate M — V 3879, in accordance with the terms and conditions of the SCM

Car Policy am 31. Dezember 2009 zurückgeben. Die Gesellschaft wird dem Geschäftsführer für die Zeit vom 1. Januar 2010 bis zum Beendigungstermin einen Wagen aus dem Car Pool zur Verfügung stellen; die Bestimmungen der SCM Car Policy gelten entsprechend.
Car Policy. As of January 1, 2010 until the Termination Date, the Company will make one of the pool cars available to the Managing Director; the terms and conditions of the SCM Car Policy shall apply mutatis mutandis.

(2) Der Geschäftsführer wird das gesamte sonstige in seinem Besitz befindliche Firmeneigentum (insbesondere Laptop, Blackberry und Handy) sowie alle sonstigen Geräte (einschließlich Bekanntgabe etwaiger Passwörter sowie PIN-Codes), die ihm von der Gesellschaft oder Verbundenen Unternehmen überlassen wurden, bzw. die im Eigentum von der Gesellschaft oder Verbundenen Unternehmen stehen, vor dem Beendigungstermin vollständig an die Gesellschaft zurückgeben.
(2) Before the Termination Date, the Managing Director shall return completely to the Company all other company property, which is in his possession (including but not limited to laptop, blackberry und mobile phone) as well as all other devices (including the disclosure of passwords and PIN-codes) provided to him by the Company or Affiliates or that are property of the Company or Affiliates.

(2) Des Weiteren wird der Geschäftsführer sämtliche Unterlagen (insbesondere Skizzen, Korrespondenz, Kundenlisten, Vermerke, Notizen), die der Gesellschaft oder Verbundenen Unternehmen gehören oder die Gesellschaft oder ein Verbundenes Unternehmen von Dritten erhalten hat oder welche die Gesellschaft oder ein Verbundenes Unternehmen betreffen und/oder im Zusammenhang mit der Tätigkeit des Geschäftsführers entstanden sind, auch vor dem Beendigungstermin vollständig an die Gesellschaft zurückgeben. Der Geschäftsführer verpflichtet sich, keine Kopien oder Abschriften der Unterlagen zu behalten. Diese Regelung gilt sinngemäß auch für elektronisch gespeicherte Daten.
(2) Also before the Termination Date, the Managing Director shall return to the Company all documents (including but not limited to sketches, correspondence, lists of customers, memos and notes), which are the property of the Company or an Affiliate or which the Company or an Affiliate received from a third party or which concern the Company or an Affiliate and/or which have come into existence in the context of the Managing Director’s activity. The Managing Director commits not to keep any copies thereof. This provision also applies to electronically stored data by analogy.

§ 10 ZEUGNIS UND ARBEITS-PAPIERE	§ 10 REFERENCE AND WORKING PAPERS

(1) Der Geschäftsführer erhält spätestens bis zum Beendigungstermin ein gutes Zeugnis, das sich auf Verhalten und Leistung erstreckt.	(1) At the latest on the Termination Date, the Managing Director shall receive a positive reference, which will cover conduct and performance.

(2) Zudem erhält der Geschäftsführer zum Beendigungstermin die Arbeitspapiere ausgehändigt.	(2) In addition, the Managing Director shall receive his employment documents on the Termination Date.

§ 11 ABGELTUNG	§ 11 FINAL SETTLEMENT

Mit Unterzeichnung dieser Vereinbarung bestehen nurmehr die in dieser Vereinbarung niedergelegten Ansprüche des Geschäftsführers gegen die Gesellschaft. Mit der Erfüllung aller Verpflichtungen der Gesellschaft aus dieser Vereinbarung sind alle Ansprüche des Geschäftsführers gegen die Gesellschaft oder Verbundene Unternehmen aus dem Anstellungsverhältnis und seiner Beendigung, gleich aus welchem Rechtsgrund, abgegolten und erledigt. Ansprüche der Gesellschaft gegen den Geschäftsführer aus seiner Geschäftsführertätigkeit sind abgegolten und erledigt, wenn und soweit Entlastungen im Sinne des vorstehenden § 5 (3) erteilt worden ist.
Upon execution of this Agreement the Managing Director has only those claims against the Company, which are laid down in this Agreement. Upon fulfilment of the obligations of the Company under this Agreement, all claims of the Managing Director against the Company as well as any claims of the Managing Director against Affiliates from the employment relationship and its termination are finally settled, regardless of their legal basis. Claims of the Company against the Managing Director from his responsibilities as managing director are finally settled when and as far as discharges has been granted as provided for in § 5 (3) above.

§ 12 HINWEIS	§ 12 INFORMATION

(1) Dem Geschäftsführer ist bekannt, dass Auskünfte über mögliche sozialversicherungsrechtliche Auswirkungen (insbesondere Sperrzeit) sowie steuerrechtliche Auswirkungen dieser Vereinbarung die Sozialversicherungsbehörden bzw. das Finanzamt erteilen.
(1) The Managing Director knows that information about possible effects of this Agreement on social security payments (including but not limited to a barring period) and tax obligations and privileges are rendered by the social security agencies respectively the tax office.

(2) Der Geschäftsführer wird auf die Notwendigkeit eigener Aktivitäten bei der Suche nach einer anderen Beschäftigung und auf die Verpflichtung, sich spätestens drei Monate vor Beendigung des Arbeitsverhältnisses bei der zuständigen Agentur für Arbeit zu melden, hingewiesen.
(2) The Managing Director has been informed about his obligation to actively search for another occupation and about his obligation to notify the competent employment agency at the latest three months before the termination of the employment.

§ 13 BEKANNTMACHUNGEN UND SONSTIGE STELLUNGNAHMEN	§ 13 ANNOUNCEMENTS AND OTHER STATEMENTS

(1) Die Gesellschaft und Verbundene Unternehmen werden in der öffentlichen Bekanntmachung über das Ausscheiden des Geschäftsführers mitteilen, dass das Ausscheiden des Geschäftsführers aus persönlichen Gründen erfolgt.
(1) The Company and Affiliates will declare in the public announcement regarding the resignation of the Managing Director that the Managing Director’s termination took place due to personal reasons.

(2) Der Geschäftsführer verpflichtet sich, Dritten gegenüber keine herabsetzenden, verunglimpfenden oder allgemein negativen Aussagen über die Gesellschaft oder die Verbundenen Unternehmen zu machen, und mit seinem Verhalten weder das Geschäft der Gesellschaft oder der Verbunden Unternehmen zu beeinträchtigen noch den Ruf der Gesellschaft oder der Verbundenen Unternehmen einschließlich ihrer Geschäftsführung, Organe, Investoren, und Mitarbeiter sowie ihrer Geschäftstätigkeit und —pläne, Produkte und Dienstleistungen zu schädigen.
(2) The Managing Director agrees to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about, or acting in any manner that might interfere with the business or disparage the reputation of, the Company and Affiliates, including, but not limited to, the Company’s and the Affiliates’ directors, officers, investors, employees, business, plans, products or services.

§ 14 SCHLUSSBESTIMMUNGEN	§ 14 FINAL PROVISIONS

(1) Diese Vereinbarung ist in deutscher und englischer Sprache ausgefertigt. Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fassung, hat die deutsche Fassung Vorrang.	(1) This Agreement has been drafted in both a German and an English version. In case of contradictions between the German and the English version, the German version shall prevail.

(2) Änderungen oder Ergänzungen dieser Vereinbarung, einschließlich dieser Klausel, bedürfen zur Rechtswirksamkeit der Schriftform.	(2) Each modification of, and each supplement to this Agreement, especially any modification of this provision, must be in writing to be effective.

(3) Diese Vereinbarung unterliegt deutschem Recht.	(3) This Agreement is subject to German law.

(4) Sollte eine Bestimmung dieser Vereinbarung ganz oder teilweise rechtsunwirksam sein oder werden, so wird die Gültigkeit der übrigen Bestimmungen dieser Vereinbarung hiervon im Zweifel nicht berührt. Die Parteien werden die unwirksame Bestimmung durch eine wirksame ersetzen, die dem Inhalt der unwirksamen Bestimmung unter rechtlichen und
(4) Should any provision of this Agreement be or become invalid, in case of doubt, this shall not affect the validity of the remaining provisions of this Agreement. Parties shall replace the invalid provision by a valid provision, which comes as close as possible to the contents of the invalid provision under legal and economic aspects. The same shall apply in case of a gap in the Agreement.

wirtschaftlichen Gesichtspunkten am Nächsten kommt. Dasselbe gilt für den Fall einer vertraglichen Lücke.

Ismaning, den 30 September, 2009	Ismaning, this 30th day of September, 2009

SCM Microsystems GmbH vertreten durchihre Gesellschafterversammlung / represented by its shareholder SCM Microsystems, Inc. letztere vertreten durch / the latter represented by

/s/ Felix Marx	/s/ Stephan Rohaly

Felix Marx Chief Executive Officer	Stephan Rohaly

SCM Microsystems GmbH vertreten durch ihren Geschäftsführer /represented by its Managing Director

/s/ Felix Marx Felix Marx Geschäftsführer/Managing Director